EXHIBIT 10.66

WDG PURCHASE AND SALE AGREEMENT

This WDG PURCHASE AND SALE AGREEMENT (“Agreement”) is dated as of March 23, 2011 for reference purposes and is entered into by and among A. L. GILBERT COMPANY, a California corporation (“Gilbert”), and AE ADVANCED FUELS KEYES, INC. (“AEAF Keyes”), a Delaware Corporation, based on the following:

R E C I T A L S

A.           AEAF Keyes has entered into a lease with Cilion, Inc. to lease ten (10) acres, more or less, of real property located contiguous to Gilbert’s feed mill in Keyes, California for the purpose of operating an approximately 55 million gallon per year ethanol plant (“Ethanol Plant”).

B.           The Ethanol Plant will produce wet distiller’s grain, a byproduct from the production of ethanol (“WDG”) which is used for animal feed in the dairy industry.

C.           Gilbert is in the business of manufacturing and marketing animal feed in California, and currently markets wet byproducts.

D.           The parties now desire to enter into this Agreement as it pertains to the purchase and sale of WDG produced by the Ethanol Plant on the terms and conditions as hereinafter set forth.

A G R E E M E N T
NOW, THEREFORE, the parties agree as follows:

1. Purchase of WDG.  Gilbert shall manage and market, on an exclusive basis, all of the WDG produced by AEAF Keyes at the Ethanol Plant.  AEAF Keyes may designate an intermediary 3rd party to purchase the WDG from AEAF Keyes and then sell the WDG to Gilbert.  Gilbert shall pay the 3rd party on the terms and under the conditions set forth herein.  Except as otherwise set forth herein, Gilbert shall market and sell the WDG at the prevailing FOB Keyes market price as mutually agreed between Gilbert and AEAF Keyes, from which Gilbert will receive a marketing and handling fee of Four Dollars ($4.00) per ton (“Marketing Fee”) and the balance of the WDG sales proceeds shall be paid to AEAF Keyes.

AEAF Keyes will pay an incentive marketing fee to Gilbert to the extent that the sales price of WDG per ton exceeds 85% of the cost of corn per ton used to produce the respective WDG.  The incentive marketing fee shall be equal to $0.10 per ton for every 1% that the price of WDG exceeds 85% of the related cost of corn per ton, not to exceed $0.50 per ton in the aggregate (90% of the cost of corn).

AEAF Keyes will be responsible for loading Gilbert’s Trucks at the Ethanol Plant.  Gilbert will use its reasonable best efforts to maximize the price in all WDG marketing.  The Marketing Fee shall be subject to annual adjustment (by the method described in Exhibit “A” attached hereto) with the first adjustment to be effective January 1, 2014, and thereafter each January 1st during the term of this Agreement, which adjustment shall assure Gilbert the same or similar margin during each subsequent Contract Year (as that term is defined below).

 2.         Payment of the Purchase Price. Gilbert will pay AEAF Keyes for WDG every Wednesday for the prior week billing period ending each Saturday at midnight.  Gilbert shall submit a statement to AEAF Keyes reflecting the amount due AEAF Keyes by Gilbert which statement  shall reflect a written itemization of the proceeds sufficient to identify the volume of WDGs, the sales price, the sale date and other relevant sale information.   AEAF Keyes shall have the right to review and inspect all relevant books and accounting records supporting Gilbert’s invoice.  Gilbert shall deduct the Marketing Fee and incentive commission, if any, as provided herein.  Any late payment (received more than 3 business days after it is due) shall accrue interest at 12% percent per annum unless the unpaid amount is subject to a good faith dispute between the parties.

3.         Quality of WDG.  The parties acknowledge and agree that the prevailing FOB market price will fluctuate with the quality, consistency and condition of the WDG produced by AEAF Keyes.  AEAF Keyes will use its reasonable best efforts to meet generally accepted industry standards and specifications such that the WDG will be fit for dairy animal consumption.  OTHER THAN AS SET FORTH HEREIN, AEAF KEYES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE WDG.  AEAF Keyes shall indemnify, defend and hold harmless Gilbert from and against any and all claims, liabilities, actions, losses, damages, fines, penalties, costs and expenses, (including reasonable attorneys fees) incurred by Gilbert and arising out of or resulting from the failure of  the WDG to be fit for animal consumption, including claims based on injuries or death to animals.  AEAF Keyes shall name Gilbert as an additional insured on its policies covering products liability attributable to WDG.

The parties acknowledge that it is in their mutual best interests that the WDG be sold for animal consumption or for similar byproduct uses and not disposed of for a disposal fee.  In the event that the quality and consistency of the WDG is such that its value is less than the Marketing Fee plus the cost that Gilbert reasonably anticipates it will incur to sell the WDG, Gilbert will sell the WDG, with AEAF Keyes’ approval, and AEAF Keyes will reimburse Gilbert for the difference between the sum of the Marketing Fee and Gilbert’s reasonable and necessary costs incurred to sell the WDG, less the actual net proceeds received.  Gilbert will dispose of the WDG for a disposal fee which will be reimbursed by AEAF Keyes with AEAF Keyes’ approval only if there is no reasonable market for the WDG or the cost of the disposal is less than Gilbert’s Marketing Fee and reasonable and necessary costs incurred to sell the WDG.

                                4.           Term.  The initial term of this Agreement shall commence on the date WDG is first available for marketing from the Ethanol Plant and shall end on the next December 31st (“Initial Contract Year”).  Each contract year thereafter shall begin January 1st and end on the next succeeding December 31st.  This Agreement shall continue for the Initial Contract Year and for five (5) full contract years thereafter.  This Agreement shall continue annually thereafter unless either party gives the other notice of termination prior to June 30th of the year in which the next Contract Year would end, in which case this Agreement will terminate effective the next December 31st.  Either party may cancel this Agreement immediately upon notice to the other party, if such other party shall have become bankrupt or insolvent, or entered into an assignment for the benefit of its creditors, or had a receiver appointed for its assets, or become the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition.  Subject to the notice and right to cure provisions as set forth in paragraph 9, the non-defaulting party may cancel this Agreement upon any default by the other party.  Finally, in the event of a default under this Agreement, the nondefaulting party shall have the immediate right to offset its payable against the outstanding receivable of the defaulting party in addition to any other remedies allowed by law.

5.           Marketing.  Gilbert will use its reasonable best efforts to market all WDG produced by AEAF Keyes in an economically and commercially reasonable manner.  All sales shall be made by Gilbert in accordance with Gilbert’s normal terms and conditions.  Gilbert shall be responsible for collection and credit risk.  Gilbert will arrange for removal of WDG in accordance with AEAF Keyes’ storage capacity limitations.

6.           Title to and Risk of Loss.  Title to and risk of loss of WDG shall pass from  AEAF Keyes to Gilbert following loading by AEAF Keyes onto Gilbert’s trucks or otherwise leaving the Ethanol Plant under Gilbert’s supervision and direction.  All regulatory compliance related to the WDG VOC emissions from the production and storage of the WDG while at the Ethanol Plant shall be AEAF Keyes’ responsibility.  Regulatory compliance for hauling and disposal activities pertaining to the WDG shall be the responsibility of Gilbert.

7.           Credit.  Gilbert shall be responsible for invoicing, customer credit limits, credit risk, accounts receivable and logistics for all sales made by Gilbert.  Gilbert shall have the authority to negotiate contracts with customers and shall transmit copies of completed contracts and/or invoices to AEAF Keyes at AEAF Keyes’ request.

8.           Independent Contractors.  This Agreement does not constitute and shall in no way be construed to constitute or give rise to a partnership, joint venture or similar relationship between the parties hereto.  Each party shall perform its obligations under this Agreement as an independent contractor and not as an agent for the other.  Neither party shall have the right to obligate or bind the other party in any manner whatsoever except as specifically provided herein.

9.           Events of Default and Remedies.  If either party defaults in respect of its obligations under this Agreement, the other party may give notice of default.  If such default is not cured within fifteen (15) days of such notice, the nondefaulting party shall be entitled to such remedies as are available at law, including but not limited to cancellation of this Agreement.

Notwithstanding the foregoing, in no event shall either party be liable to the other for any indirect, consequential, punitive or special damages, loss of business expectation or business interruptions, arising in any way out of this Agreement or any breach of this Agreement except to the extent expressly provided for herein.

10.           General Provisions:

(a)           Time of the Essence.  Time is of the essence with respect to each and every provision of this Agreement and the performance, occurrence and satisfaction of each and every term and condition of this Agreement.

(b)           Cooperation of Parties.  The parties shall cooperate with each other in carrying out the terms of this Agreement and shall execute any additional instruments, documents, instructions, authorizations or other items that are reasonably necessary to comply with the terms of this Agreement.

(c)           Complete Agreement.  This Agreement, and the other Agreements referenced herein, set forth the entire agreement between the parties with respect to the subject matter of the Agreement, and any and all prior agreements, whether oral or written, are hereby superseded.  No modification of this Agreement shall become binding unless the same is in writing and signed by both parties hereto.

(d)           Notices.  Unless another form of notice or other manner of giving notice is expressly authorized by other provisions of this Agreement, any notices required or permitted under this Agreement must be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by facsimile, to each party to whom the notice is to be given at the address set forth below.  An attempt to give purported notice not in compliance with these requirements shall be invalid and ineffective.  Notice shall be deemed to have been received upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice, (b) if mailed, three (3) business days after the date of posting by the United States post office, (c) if delivered by Federal Express or other overnight courier, the next business day, or (d) if given by facsimile, when sent with confirmation of receipt.  Notices are to be personally delivered or mailed as follows:

To AEAF Keyes:	AE Advanced Fuels Keyes, Inc. Attn: Eric McAfee 20400 Stevens Creek Blvd., Suite 700 Cupertino, CA 95014 Phone: (408) 390-3275 Fax: (408) 255-8044

To Gilbert:	A. L. Gilbert Company Attn: David Gilbert 304 N. Yosemite Oakdale, California 95361 Phone: (209) 847-1721 Fax: (209) 847-3542

(e)           Attorney’s Fees.  In the event of any dispute between the parties arising out of or in connection with this Agreement, the subject matter hereof, or the rights or duties of the parties in relation thereto, the prevailing party shall be entitled to a reasonable sum as and for attorney's fees and costs as shall be determined by the parties or by the court should litigation be brought to resolve the dispute.

(f)           Assignment.  Neither this Agreement nor any of the rights and obligations hereunder may be assigned or otherwise transferred by either party to this Agreement without the prior written consent of the other party, except AEAF Keyes may assign its rights and obligations to J.D. Heiskell.  Any attempt to assign or transfer this Agreement or any rights hereunder without such consent shall be null and void and of no force and effect.

(g)           Inurement.  This Agreement shall inure to the benefit of and shall be binding upon, the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

(h)           Force Majeure.

(1)           Neither party shall be liable for failure to perform, in whole or in part, any of the duties or requirements hereunder if such failure is caused by a catastrophe, riot, war, strike, fire, accident, act of God, or similar happening beyond the control of the party failing to so perform, including, but not limited to, failure of processing equipment or change in local, state and federal law preventing either party from reasonably fulfilling its obligations hereunder.   Without limiting the generality of the foregoing, any event of Force Majeure shall excuse both parties’ performance hereunder, including performance which is prevented due to any event of force majeure affecting any commercially reasonable agreement entered into by Cilion for the sale of ethanol.

(2)           In the event either party reasonably believes that its ability to perform may be delayed, impaired or prevented by any cause described above, that party shall immediately notify the other party of such cause, and provide a copy of any contract, agreement or document which prevents such performance,   and shall promptly and diligently take such actions as may be necessary and practical under the circumstances to resume performance under this Agreement.

(i)           Counterparts.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original document.

(j)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

This WDG Purchase and Sale Agreement is executed as of the date first above written at Keyes, California.

Gilbert:

A. L. GILBERT COMPANY,
A California Corporation

By:  A. L. Gilbert
Its: President & CEO

AEAF Keyes:

AE Advanced Fuels Keyes, Inc.
A Delaware Corporation

By: /s/ Eric A. McAfee
Its: Chief Executive Officer